Michael Best & Friedrich LLP Attorneys at Law 100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202-4108 Phone 414.271.6560 Fax 414.277.0656
May 7, 2007
TomoTherapy Incorporated
1240 Deming Way
Madison, Wisconsin 53717

Re:	Registration Statement on Form S-1 (No. 333-140600) of TomoTherapy Incorporated
Ladies and Gentlemen:
We have acted as special counsel to TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), in connection with the proposed public offering (“Offering”) by the Company of 10,200,000 shares of Common Stock of the Company, par value $0.01 per share (the “Company Common Stock”), and the offer and sale by certain shareholders (the “Selling Shareholders”) of up to 2,378,125 shares of Common Stock of the Company, par value $0.01 per share (the “Shareholder Common Stock” and together with the Company Common Stock and any additional shares of such stock that may be issued by the Company or sold by the Selling Shareholders pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”) in conjunction with the Offering, the “Common Stock”).
This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In connection with the issuance of the Company Common Stock, the Company filed a Registration Statement on Form S-1 (File No. 333-140600) with the Securities and Exchange Commission (the “Commission”) on February 12, 2007, as amended (such registration statement, as so amended by such amendments and the information deemed by virtue of Rule 430A under the Securities Act of 1933, as amended, to be part of such registration statement at the time it was declared effective, being collectively referred to herein as the “Registration Statement”).
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement, when sold by the Company or the Selling Shareholders, as applicable, in accordance with the provisions of the purchase agreement described in the Registration Statement, will be legally issued, fully paid and non-assessable.

TomoTherapy Incorporated
May 7, 2007

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectuses included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.
Sincerely,
/s/ Michael Best & Friedrich LLP